FIRST AMENDMENT
TO
SUBADVISORY AGREEMENT

WHEREAS Allianz Investment Management LLC (the “Manager”) and BlackRock Investment Management, LLC (the “Subadviser”) are parties to a Subadvisory Agreement, dated April 29, 2009; and

WHEREAS the parties have executed a Revised Schedule A to such Subadvisory Agreement, dated January 2, 2012, to add a new fund to the Subadvisory Agreement, the AZL BlackRock Global Allocation Fund; and

WHEREAS the parties wish to amend the Subadvisory Agreement, solely with respect to the AZL BlackRock Global Allocation Fund, as set forth herein;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.           Solely with respect to the AZL BlackRock Global Allocation Fund, the following is added at the end of Section 1(a)(iii)(A) of the Subadvisory Agreement:

The Manager delegates to the Subadviser all of its powers, duties and responsibilities with regard to investment and reinvestment and appoints the Subadviser as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets of and for the Fund's account, including without limitation, the power to execute swap, futures, options and other agreements with counterparties on the Fund's behalf as the Subadviser deems appropriate from time to time in order to carry out the Subadviser's responsibilities hereunder, subject to then-applicable Investment Limits.

2.           Solely with respect to the AZL BlackRock Global Allocation Fund, Section 8(c) of the Subadvisory Agreement is amended and restated in its entirety to read as follows:

In the event of termination of the Agreement, those of sections of the Agreement which govern conduct of the parties' future interactions with respect to the Subadviser having provided investment management services to the Fund for the duration of the Agreement, including, but not limited to, Sections 1(a)(iv)(A), 1(e), 6(b), 7, 10(a), 14, 16, and 17, shall survive such termination of the Agreement.

3.           This Amendment supplements and amends the Subadvisory Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. Except as set specifically forth herein, the Subadvisory Agreement remains in full force and effect.

4.           Each reference to the Subadvisory Agreement in the Subadvisory Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Subadvisory Agreement as amended by this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

5.           This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of January 2, 2012.

Acknowledged:

ALLIANZ INVESTMENT                                                          BLACKROCK INVESTMENT MANAGEMENT LLC

By: /s/ Brian Muench                                                                  By: /s/  Michael Salibe
Name: Brian Muench                                                                  Name: Michael Salibe
Title: President                                                                             Title: Managing Director